                                                                    EXHIBIT 10.8


                          LOAN AND SECURITY AGREEMENT

       THIS AGREEMENT made this 30th day of November, 1993, by and between COMMAND SYSTEMS INCORPORATED, a Connecticut corporation having its chief executive office at One Corporate Center, Hartford, Connecticut 06103 ("Debtor"), and PEOPLE'S BANK, a Connecticut banking corporation having its chief executive office at 850 Main Street, Bridgeport, Connecticut 06604-4913 ("Secured Party"),


                             W I T N E S S E T H:

       WHEREAS, Debtor has requested Secured Party to make available to it loans from time to time (collectively, "Loans," and individually, the "Loan") pursuant to the provisions of Paragraph 4, Paragraph 5 and Paragraph 6 of this Agreement and Secured Party is willing to make the Loans to Debtor on the terms and conditions and in reliance upon the representations and warranties of Debtor hereinafter set forth:

       NOW, THEREFORE, in consideration of the foregoing and in further consideration of the mutual covenants herein contained, the parties hereto agree as follows:

       1.  Security Interest.  Debtor hereby assigns and grants to Secured
           -----------------
Party a security interest in all Debtor's tangible and intangible personal properties (excluding Motor Vehicles) whether now owned or hereafter acquired by it, including, without limitation, Equipment, Accounts, Inventory, Chattel Paper, General Intangibles and Instruments, together with the products and proceeds thereof (sometimes collectively call the "Collateral") to secure payment to Secured Party of the Obligations.

       2.  Definitions.  As used herein the following terms shall have the
           -----------
following meanings:

           (a) "Accounts" shall mean any right to payment held by Debtor, whether in the form of accounts receivable, notes, drafts, acceptances or other forms of obligations and receivables now or hereafter received by or belonging to Debtor for Inventory sold or leased by it or for services rendered by it whether or not earned by performance, together with all guarantees and security therefor and all proceeds thereof, whether cash proceeds or otherwise, including, but not limited to, all right, title and interest of Debtor in the Inventory which gave rise to any such Accounts, including, but not limited to, the right of stoppage in transit and all returned, rejected, rerouted or repossessed Inventory;

           (b) "Affiliate" shall mean any Person, directly or indirectly, controlling, controlled by, or under common control with Debtor. A Person shall be conclusively deemed to be in control of or to be controlled by another Person if it holds thirty percent (30%) or more of the outstanding equity interest in such other person or such other person holds thirty percent (30%) or more of its outstanding equity interest. As used herein the term "equity interest" in the case of a corporation shall mean the outstanding shares of such corporation having voting power to elect a majority of its Board of Directors, whether or not at the time the holders of any other class or classes of securities of such corporation shall or might have such voting power by reason of the happening of any contingency;

           (c) "Chattel Paper" shall mean a writing or writings which evidence both a monetary obligation and a security interest in or a lease of specific goods, whether now or hereafter held by Debtor;

           (d) "Equipment" shall mean all the machinery, equipment, furniture, tools, goods and other tangible personal property, excluding Motor Vehicles, now owned or hereafter acquired by Debtor, including, but not limited to, the Equipment referred to in Exhibit A annexed hereto and made a part hereof;
                         ---------

           (e) "Event of Default" shall mean the existence of a state of facts which constitute a default under the provisions of Paragraph 13 of this Agreement or which after the passage of time, the giving of notice, or both, would constitute such a default under said Paragraph 13;

           (f) "General Intangibles" shall mean any intangible personal property (including, but not limited to, things in action) now or hereafter held by Debtor, other than Accounts, Chattel Paper and Instruments;

           (g) "Instruments" shall mean a negotiable instrument or a security, as defined in the Uniform Commercial Code of Connecticut, or any other writing which evidences a right to the payment of money and is not itself a security agreement or lease and is of a type which, in the ordinary course of business, is transferred by delivery with any necessary endorsement or assignment, whether now or hereafter held by Debtor;

           (h) "Inventory" shall mean all goods, merchandise, raw materials, work in process, finished goods and products and other tangible personal property now owned or hereafter acquired by Debtor and held for sale or lease or furnished or to be furnished under contracts of service or used or consumed in Debtor's business;

           (i) "Line of Credit Loans" shall mean the loans referenced in Paragraph 5 herewith;

           (j) "Loans" shall mean the Term Loan, the Line of Credit Loans and the Revolver/Term Loans from time to time outstanding;

           (k) "Motor Vehicles" shall have the same meaning as that contained in Section 14-1(30) of the General Statutes of Connecticut, as revised to 1993;

           (l) "Obligations" shall mean the Loans and any and all other advances made hereunder, together with interest thereon, and any and all other liabilities and obligations of whatever nature of Debtor to Secured Party, no matter how or when arising and whether under this Agreement, the agreements, instruments and documents required to be executed and delivered by Debtor to Secured Party pursuant to the terms hereof, or under any other agreements, guarantees, instruments or documents, past, present or future, and the amount due on any notes, or other obligations of Debtor given to, received by or held by Secured Party (including, but not limited to, overdrafts or any debt, liability or obligation of Debtor to others which Secured Party may obtain by assignment or otherwise) for or on account of any of the foregoing, whether, in each case, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising;

           (m) "Person" shall mean a natural person, a corporation, a partnership, or any other entity;

           (n) "Prime rate" shall men the index Secured Party used to set interest rates on certain types of loans, and is not necessarily the lowest rate Secured Party charges its customers. Secured Party increases or decreases its Prime rate from time to time in response to changes in money market conditions;

           (o) "Qualified Accounts" shall mean all Accounts of Debtor which are from time to time deemed by Secured Party, in its sole discretion, to be eligible in computing the amount of Line of Credit Loans and Revolver/Term Loans which Secured Party, in its sole discretion, may make to Debtor pursuant to Paragraph 5 and Paragraph 6 hereof. In determining whether or not any Accounts of Debtor shall be deemed to be qualified Accounts Secured Party may consider whether or not;


              (i) Such Accounts are subject to offsets, contraclaims, counterclaims, deductions, disputes, or discounts of any nature whatsoever claims or which, under the terms of any agreement or otherwise, may be claimed by the account debtor or account debtors which respect thereto;

              (ii) Such Accounts represent undisputed, bona fide indebtedness to Debtor of account debtors (who are not Affiliates of Debtor) which are incorporated, qualified to do business or reside in any state of the United States of America, or the District of Columbia, for Inventory sold and shipped or leased by Debtor or for services rendered by Debtor to or for such account debtor or account debtors in jurisdictions in which Debtor is qualified to do business, or, if it is not qualified to do business in such a jurisdiction, such sale or lease rendering of services or other activities of Debtor therein would not subject Debtor to qualify to do business therein;

              (iii) The assignment of such Accounts will violate the purchase orders or contracts which gave rise thereto, and Secured Party's security interest therein is perfected under applicable law;

              (iv) Debtor is the lawful owner and has a good right to pledge, sell, assign, transfer and to grant a security interest in the Accounts;

              (v) The Accounts have been pledged, sold, assigned, transferred or encumbered to any Person other than Secured Party;

              (vi) The Inventory sold or leased to the account debtor or account debtors or the service rendered to the account debtor or accounts debtors which gave rise to the Accounts has actually been shipped and/or conforms to the contract and has not been rejected;

              (vii) The Accounts are owing by an accounting debtor who, since the date of billing such Account, has died, dissolved, terminated its existence, become insolvent (which term shall include both a negative tangible net worth and an inability to pay its debts as they mature), suffered a business failure, been subjected either voluntarily or involuntarily to the appointment of a receiver of any part of his or its property, made an assignment for the benefit of his or its creditors, requested creditors to standby, or has filed or had filed against him or it a petition in bankruptcy or any other proceeding under any bankruptcy or insolvency laws; and

               (viii) The Accounts have been outstanding for a period in excess of ninety (90) days (or such shorter or longer period as Secured Party may determine) from the date of the sale of goods or the issuance of an invoice for rendering of services in accordance with the contract or purchase order relating thereto or the due date of the rental payment for the lease of Inventory in accordance with the terms of such lease.

           In the event an account debtor owes Accounts to Debtor some of which are Qualified Accounts (but for this provision) and some of which would not be Qualified Accounts because of the foregoing provisions of this subparagraph (o), Secured Party may classify all such Accounts owed by such account debtor as not being Qualified Accounts. In the event of any dispute as to whether or not any Accounts are Qualified Accounts, the determination of Secured Party shall at all times control;

           (p) "Revolver/Term Loans" shall mean the loans referenced in Paragraph 6 herein;

           (q) "Subsidiary" shall mean a corporation (with respect to another corporation) of which more than thirty percent (30%) of the outstanding stock having voting power to elect a majority of its Board of Directors (whether or not at the time the holders of any other class or classes of securities of such corporation shall or might have such voting power by reason of the happening of any contingency) is at any time directly or indirectly owned by another corporation or an Affiliate of any such other corporation;

           (r) "Term Loan" shall mean the loan referenced in Paragraph 4 herein.

       3.  REPRESENTATIONS AND WARRANTIES. Debtor represents and warrants to
           ------------------------------
Secured Party that:

           (a) The review level financial statement of Debtor, as of January 27, 1993, prepared by KPMG Peat Marwick previously furnished to Secured Party, is correct in every material respect, there has not been any material adverse change in the financial condition of Debtor since the date thereof, and Debtor has no liabilities, fixed or contingent, which are not fully shown or provided for in said financial statement as at the date thereof except (i) as otherwise set forth in Exhibit B annexed hereto and made a part hereof and (ii)
             ---------
obligations to perform after such date under contracts, purchase orders and other commitments incurred in the ordinary course of business;

           (b)  Except as otherwise set forth in Exhibit C annexed hereto and
                                                 ---------
made a part hereof, Debtor has, or will have, when acquired by it, good and marketable title to the Collateral free from any adverse liens, security interests or encumbrances, and no financing statements covering all or any part of the Collateral are on file are on file in the office of the Secretary of the State of Connecticut, Secretary of the State of Massachusetts, the Town Clerk of Hartford, Connecticut, the Town Clerk of Stamford, Connecticut, or the Town Clerk of Natick, Massachusetts, or in any other governmental office, whether or not property filed under applicable law, and there are no liens or encumbrances on any of the other properties of Debtor, except as set forth in said Exhibit C;
                                                                      ---------

           (c) Debtor is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut with all the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted and is duly qualified and in good standing in every jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary;

           (d) There is no judgment, decree or order outstanding or litigation or governmental proceeding or investigation pending, or to the knowledge of the officers of Debtor threatened against it which might have a material adverse effect upon its position, financial, operating or otherwise, except as disclosed on Exhibit D annexed hereto and made a part hereof, and Debtor has filed all tax
   ---------
returns and reports required to be filed by it with the United States Government and all state and local governments and has paid in full or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due on or in respect of such tax returns and reports;

           (e) The execution and delivery of this Agreement and each and every other agreement, instrument or document required to be executed and delivered to Secured Party by Debtor pursuant to the terms hereof, have been duly authorized, are each valid, legal and binding upon it and enforceable in accordance with their respective terms;

           (f) The execution and delivery of this Agreement and each and every other agreement, instrument or document required to be executed and delivered to Secured Party by Debtor pursuant to the terms hereof, the consummation of the transactions herein contemplated, the fulfillment of or compliance with the terms and provisions hereof and of each and every other instrument, agreement or document required to be executed and delivered to Secured Party by Debtor pursuant to the terms hereof, are within its powers, are not in contravention of any provisions of its Certificate of Incorporation or any amendments thereto, or of its By-Laws, and will not conflict with or result in a breach of any of the terms, conditions or provisions of any agreement, instrument or other undertaking to which it is a party or by which it is bound, do not constitute a default thereunder or under any of them, and will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of its property or assets pursuant to the terms of any such agreement, instrument or other undertaking, do not require the consent or approval of any governmental body, agency or authority and will not violate the provisions of any laws or regulations of any governmental instrumentality applicable to Debtor. Debtor is not in default under any agreement, indenture, mortgage, deed of trust, or any other agreement or any court order or other order issued by any governmental regulatory authority to which it is a party or by which it may be bound;

           (g) The Collateral, the records relating thereto and the place of business and chief executive office of Debtor are all at the address of Debtor first hereinabove set forth and at Debtor's Stamford, Connecticut and Natick, Massachusetts locations;

           (h) Subject to any limitations stated therein or in connection therewith, all information furnished or to be furnished by Debtor pursuant to the terms hereof will not, at the time the same is furnished, contain any untrue statement of a material fact and will not omit to state a material fact necessary in order to make the information so furnished, in the light of the circumstances under which such information is furnished, not misleading;

           (i) The indebtedness of Debtor for money borrowed by it, as of the date hereof, is as shown on Exhibit E annexed hereto and made a part hereof, and
                            ---------
there does not exist any default with respect thereto, or an event which by the passage of time, the giving of notice, or both, would constitute such a default, and which would give rise to a right to accelerate such indebtedness;

           (j) To the best of its knowledge, Debtor is in compliance with all laws, ordinances, rules or regulations, applicable to it, of all federal, state or local governments or any instrumentality or agency thereof, including, but not limited to, the Employee Retirement Income Security Act ("ERISA"), the United States Occupational Safety and Health Act ("OSHA") and all federal, state and municipal laws, ordinances, rules and regulations relating to the environment;

           (k) The holders of all outstanding stock of Debtor are as shown on Exhibit F annexed hereto and made a part hereof; Debtor has no Subsidiaries and
---------
has not invested in the stock, common or preferred, of any other corporation, other than as shown on said Exhibit F, and there are no fixed, contingent or
                            ---------
other obligations on the part of Debtor to issue any additional shares of its capital stock, other than as described in said Exhibit F;
                                               ---------

           (l)  Exhibit G annexed hereto and made a part hereof sets forth all
                ---------
leases pursuant to which Debtor leases real or personal property of every nature or description, the amount of rent payable under each such lease and the terms thereof;

           (m) Debtor is not a party to any agreement or instrument or subject to any corporate restriction (including any restriction set forth in its Certificate of Incorporation) materially and adversely affecting its operations, business, properties or financial condition;

           (n) Debtor possesses all the trademarks, trade names, copyrights, patents, licenses and governmental permits, licenses, orders and approvals, or rights in any thereof, adequate for the conduct of its business as now conducted and presently proposed to be conducted, without conflict of the rights or claimed rights of others, and no action or filing with or consent by, any Person or any governmental or public body or authority, is required to authorize or is otherwise required in connection with the conduct of Debtor's business as now and presently proposed to be conducted; and

           (o) Debtor conducts its business solely in its own name without the use of a trade name or the intervention of or through any other entity of any kind, except as disclosed on Exhibit H annexed hereto and made a part hereof.
                             ---------

       4.  AMOUNT AND TERMS OF TERM LOAN.  Pursuant to the terms of this
           -----------------------------
Agreement, and upon the satisfaction of the conditions precedent referred to in Paragraph 14 hereof, and so long as Debtor is in compliance with the Collateral Coverage Ratio outlined in Paragraph 7(a)(vi) herein, Secured Party will make the Term Loan to Debtor upon the following terms and conditions:

           (a) The Term Loan shall be in the amount of Five Hundred Twenty Thousand and 00/100 Dollars ($520,000.00), and shall be evidenced by a promissory note (herein referred to as the "Term Loan Note") in the form annexed hereto as Exhibit I-I and made a part hereof, with appropriate insertions of
          -----------
names, dates and amounts, which shall be unconditionally guaranteed by Edward G. Caputo (hereinafter sometimes referred to as "Guarantor"). The Term Loan shall bear interest at a rate per annum equal to one (1%) percentage point above the Prime Rate which, at the date hereof is six percent (6.00%), so that the initial rate of interest shall be seven percent (7.00%); provided that the rate of interest charged hereunder shall never exceed the maximum amount, if any, allowable by law. In the event the Prime Rate is either increased or decreased, the rate of interest on the Term Loan shall be adjusted on the day that the Prime Rate is so changed so as to reflect such increase or decrease in the Prime Rate. Interest shall be charged on the principal balance from time to time outstanding on the basis of the actual number of days elapsed computed on the basis of a three hundred sixty (360) day year;

           (b) Principal shall be paid in equal monthly installments of Eight Thousand Five Hundred and 00/100 Dollars ($8,500.00) each, commencing on the fifteenth day of December, 1993, and on the fifteenth day of each and every month thereafter until November 15, 1998, at which time the then outstanding principal amount, together with interest accrue thereon, shall be paid in full. Each such payment of principal shall be accompanied by the payment of interest accrued on the from time to time outstanding principal amount. All such payments shall be first applied to outstanding interest and then to outstanding principal. Debtor hereby authorizes Secured Party to debit Debtor's operating account with Secured Party for each monthly payment of principal and interest owed; and

           (c) Debtor shall have the right, on any principal payment date, to prepay the Term Loan in whole or in part in multiples of ten Thousand and 00/100 Dollars ($10,000.00) each (if accompanied by interest accrued on the amount of any such prepayment) provided that (i) Debtor gives the holder of the Note not less than ten (10) days prior written notice of Debtor's intention to make such prepayment; and (ii) if any such prepayment, in whole or in part, is made, directly or indirectly from funds borrowed by Debtor from a third Person, such prepayment shall be accompanied by a premium which shall be equal to three percent (3%) of the amount of such prepayments. Any such partial prepayments shall be applied to the principal payments most remotely becoming due under the Note.

       5.  AMOUNT AND TERMS OF LINE OF CREDIT LOANS.  Pursuant to the terms of
           -----------------------------------------
this Agreement, and upon the satisfaction of the conditions precedent referred to in Paragraph 14 hereof, and as long as Debtor is in compliance with the Collateral Coverage Ratio outlined in Paragraph 7(a)(vi) herein, Secured Party may, in the exercise of its sole discretion, make Line of Credit Loans to Debtor, upon its request, which in the aggregate do not exceed the lesser of Two Hundred Thousand and 00/100 dollars ($200,000.00) or eighty percent (80%) (or such greater or lesser percentage as Secured Party may from time to time determine) of Qualified Accounts. The Line of Credit Loans and each of them shall be made on the following terms and conditions:

           (a) The principal amount of the Line of Credit Loans, or such part thereof as may be from time to time outstanding, shall be evidenced by Debtor's promissory note, in the form of Exhibit I-II annexed hereto and made a part
                                ------------
hereof (hereinafter referred to as the "Line of Credit Note"), with appropriate insertions of names, dates and amounts, which shall be guaranteed by Guarantor. The Line of Credit Note shall be in the maximum aggregate principal amount which Secured Party from time to time intends to lend to Debtor, notwithstanding availability for Line of Credit Loans which might otherwise exist because of the amount of the then Qualified Accounts. The Line of Credit Note shall e in the amount of Two Hundred Thousand and 00/100 dollars ($200.000.00). Nothing contained in this subparagraph (a) shall be deemed to prohibit Secured Party from lending in excess of the principal amount of the outstanding Line of Credit Note, to delimit the definition of "Obligations" contained herein or to constitute a waiver, release or subordination by Secured Party of the security interest in the Collateral herein granted by Debtor to Secured Party as security for the Obligations;

           (b)  In the event Debtor desires a Line of Credit Loan it may request the same by delivering to Secured Party a request for advance, in the form of Exhibit J and a Borrowing Base Certificate in the form of Exhibit K,
        ---------                                                 ---------
each annexed hereto and made a part hereof. The Line of Credit Loans shall be made by Secured Party depositing the proceeds thereof in Debtor's demand deposit account maintained by it with Secured Party;

           (c) The aggregate principal amount of the Line of Credit Loans from time to time outstanding shall bear interest at a rate per annum equal to two
(2) percentage points above the Prime Rate which at the date hereof is six percent (6.00%), so that the initial rate of interest payable hereunder shall be eight percent (8.00%); provided, however, that the rate of interest charged hereunder shall never exceed the maximum amount, if any, allowable by law. In the event the Prime Rate is either increased or decreased, the rate of interest on the Line of Credit Loans then outstanding shall be adjusted on the day the Prime Rate is so changed so as to reflect such increase or decrease in the Prime Rate. Interest shall be payable monthly on the fifteenth day of each month and shall be charged on the daily principal balance of the Line of Credit Loans from time to time outstanding on the basis of a three hundred sixty (360) day year, and the outstanding principal amount owed on the Line of Credit Loan, together with all interest accrued thereon, shall be due and payable in full on November 15, 1994 unless the Line of Credit is extended pursuant to subparagraph (e) herein. Debtor hereby authorizes Secured Party to debit Debtor's operating account with Secured Party for each monthly interest payment owed;

           (d) The Line of Credit Loans made by Secured Party to Debtor pursuant to this Paragraph 5 shall be recorded in an account on the books of Secured Party bearing Debtor's name (Debtor's Account"). There shall also be recorded in Debtor's Account all payments made by Debtor on the Line of Credit Loans, proceeds of the Collateral received by Secured Party which are, in the exercise of Secured Party's sole discretion, applied by Secured Party to the Additional Loans, interest and expenses and other appropriate debits and credits as herein provided. Secured Party shall from time to time render and send to Debtor a statement of Debtor's Account showing the outstanding aggregate principal balance of the Line of Credit Loans, together with interest and other appropriate debits and credits as of the date of the statement. The statement of Debtor's Account shall be considered correct in all respects and accepted by and be conclusively binding upon Debtor unless Debtor makes specific written objections thereto within fifteen (15) days after the date the statement of Debtor's Account is sent;

           (e) The provisions of this paragraph 5 shall continue in effect for one year after the date hereof, and from year to year thereafter, unless terminated as to future transactions by either party hereto giving not less than thirty (30) days written notice of termination prior to the end of any such one year period to the other party hereto, provided, however, that Secured Party may terminate the provisions of this Paragraph 5 at any time upon the happening of an Event of Default. No such termination shall (i) in any way affect or impair the security interest granted to Secured Party hereunder or any other rights of Secured Party hereunder or under any other agreements, instruments or documents required to be executed and delivered to Secured Party pursuant to the terms of this Agreement, arising prior to any such termination or by reason thereof, (ii) relieve Debtor of any obligation to Secured Party under this Agreement, any such other agreement, instrument or document, or otherwise, until all the Obligations are fully paid and performed, or (iii) affect any right or remedy of Secured Party hereunder or under any such other agreement, instrument or document.

       6.  AMOUNT AND TERMS OF REVOLVER/TERM LOANS.  Pursuant to the terms of
           ---------------------------------------
this Agreement, and upon the satisfaction of the conditions precedent referred to in Paragraph 14 hereof and provided Debtor is in compliance with the Collateral Coverage Ratio outlined in Paragraph 7(a)(vi) herein, Secured Party may, in the exercise of its sole discretion, make Revolver/Term Loans to Debtor, upon its request, which in the aggregate do not exceed the lesser of Eighty Thousand and 00/100 Dollars ($80,000.00) or eighty percent (80%) (or such greater or lesser percentage as Secured Party may from time to time determine) of Qualified Accounts. The Revolver/Term Loans and each of them shall be made on the following terms and conditions:

           (a) The principal amount of the Revolver/Term Loans, or such part thereof as may be from time to time outstanding, shall be evidenced by Debtor's promissory note, in the form of Exhibit I-III annexed hereto and made a part
                                -------------
hereof (hereinafter referred to as the "Revolver/Term Note"), with appropriate insertions of names, dates and amounts, which shall be guaranteed by Guarantor. The Revolver/Term Note shall be in the maximum aggregate principal amount which Secured Party from time to time intends to lend to Debtor, notwithstanding availability for Revolver/Term Loans which might otherwise exist because of the amount of the then Qualified Accounts. The Revolver/Term Note shall be in the amount of Eighty Thousand and 00/100 Dollars ($80,000.00). During the period commencing with the date hereof and continuing through and including twelve (12) months from the date hereof (the "Advance Period"), Debtor may borrow and repay up to the lesser of Eighty Thousand and 00/100 Dollars ($80,000.00) or eighty percent (80%) of Qualified Accounts. At the expiration of the Advance Period, no further advances will be available on the Revolver/Term Loan and all sums outstanding each shall be converted to a term loan payable in monthly payments of principal of $1,400.00 with interest thereon, commencing December 15, 1994 and continuing on the fifteenth day of every month thereafter until November 15, 1999, when all sums remaining outstanding hereunder shall be due and payable in full. Debtor hereby authorizes Secured Party to debit Debtor's operating account with Secured Party for each monthly payment of principal and interest owed. Nothing contained in this subparagraph (a) shall be deemed to prohibit Secured Party from lending in excess of the principal amount of the outstanding Revolver/Term Note, to delimit the definition of "Obligations" contained herein or to constitute a waiver, release or subordination by the Secured Party of the security interest in the Collateral herein granted by Debtor to Secured Party as security for the Obligations;

           (b) In the event Debtor desires a Revolver/Term Loan it may request the same by delivering to Secured Party a request for advance, in the form of Exhibit J and a Borrowing Base Certificate in the form of Exhibit K, each
---------                                                 ---------
annexed hereto and made a part hereof. The Revolver/Term Loans shall be made by Secured Party depositing the proceeds thereof in Debtor's demand deposit account maintained by it with Secured Party;

           (c) The aggregate principal amount of the Revolver/Term Loans from time to time outstanding shall bear interest at a rate per annum equal to one
(1) percentage points above the Prime Rate which at the date hereof is six percent (6.00%), so that the initial rate of interest payable hereunder shall be seven percent (7.00%); provided, however, that the rate of interest charged hereunder shall never exceed the maximum amount, if any, allowable by law. In the event the Prime Rate is either increased or decreased, the rate of interest on the Revolver/Term Loans then outstanding shall be adjusted on the day the Prime Rate is so changed so as to reflect such increase or decrease in the Prime Rate. Interest shall be payable monthly on the fifteenth day of each month and shall be charged on the daily principal balance of the Revolver/Term Loans from time to time outstanding on the basis of a three hundred sixty (360) day year. Debtor hereby authorizes Secured Party to debit Debtor's operating account with Secured Party for each monthly payment of interest owed;

           (d) The Revolver/Term Loans made by Secured Party to Debtor pursuant to this Paragraph 6 shall be recorded in an account on the books of Secured Party bearing Debtor's name ("Debtor's Account"). There shall also be recorded in Debtor's Account all payments made by Debtor on the Revolver/Term Loans, proceeds of the Collateral received by Secured Party which are, in the exercise of Secured Party's sole discretion, applied by Secured Party to the Revolver/Term Loans, interest and expenses and other appropriate debits and credits as herein provided. Secured Party shall from time to time render and send to Debtor a statement of Debtor's Account showing the outstanding aggregate principal balance of the Revolver/Term Loans, together with interest and other appropriate debits and credits as of the date of the statement. The statement of Debtor's Account shall be considered correct in all respects and accepted by and be conclusively binding upon Debtor unless Debtor makes specific written objections thereto within fifteen (15) days after the date the statement of Debtor's Account is sent;

           (e) Notwithstanding the foregoing, Secured Party may terminate the provisions of this Paragraph 6 at any time upon the happening of an Event of Default. No such termination shall (i) in any way affect or impair the security interest granted to Secured Party hereunder or any other rights of Secured Party hereunder or under any other agreements, instruments or documents required to be executed and delivered to Secured Party pursuant to the terms of this Agreement, arising prior to any such termination or by reason thereof, (ii) relive Debtor of any obligation to Secured Party under this Agreement, any such other agreement, instrument or document, or otherwise, until all the Obligations are fully paid and performed, or (iii) affect any right or remedy of Secured Party hereunder or under any such other agreement, instrument or document.

       7.  AFFIRMATIVE COVENANTS.  Debtor covenants and agrees that, from the
           ---------------------
date hereof until full payment of the Obligations, unless Secured Party otherwise agrees in writing, Debtor shall:

           (a)  Maintain (i) a debt to tangible net worth ratio of 3.50 to 1.00;
(ii) a Minimum Cash Flow Coverage Ratio of 1.20 to 1.00; and (iii) a Collateral Coverage Ratio of 1.20 to 1.00, as determined in each instance, by generally accepted accounting principles consistently applied from year to year. Minimum Cash Flow Coverage Ratio shall mean net profit, after taxes and before extraordinary gains, plus interest and depreciation, less nonfinanced capital expenditures, divided by Debtor's total debt service (principal and interest). Collateral Coverage Ratio shall mean eighty percent (80%) of Qualified Accounts plus Fifty Two Thousand and 00/100 Dollars ($52,000.00) (which amount represents what Secured Party would lend against 6 Moorehead Place, Avon, Connecticut) divided by the outstanding amount owed by Debtor to Secured Party. The Collateral Coverage Ratio shall be tested each time Debtor seeks an advance under the Line of Credit Loan or the Revolver/Term Loan and no less than monthly based on Debtor's Borrowing Certificate. In the event Debtor is not in compliance with the Collateral Coverage Ratio, Debtor shall, within ten (10) days of notification by Secured Party of noncompliance with the Collateral Coverage Ratio, paydown the Term Loan in an amount which brings Debtor in compliance with the Collateral Coverage Ratio. Debtor hereby authorizes Secured Party to debit Debtor's operating account with Secured Party for any paydown required because of noncompliance with the Collateral Coverage Ratio.

           (b) Pay and discharge all taxes, general and special, charges and assessments, and other governmental obligations, which may have been or shall be levied, charged or assessed on or against it, its property, or its income or profits before they become delinquent and pay and discharge on or before their due date any and all other lawful claims and demands whatsoever, including, but not limited to, trade obligations, provided, however, that the payment of any such taxes, assessments, governmental obligations or other claims and demands may be postponed so long as they or any of them are being diligently contested in good faith and by appropriate proceedings, appropriate reserves have been provided therefor by Debtor and no lien is placed on any assets of Debtor in connection with such taxes, assessments, governmental obligations or other claims or demands so contested by Debtor;

           (c)  Maintain, at all times:

                (i) Insurance on its properties against loss by fire and all available extended coverage risks in such amounts and with such insurers as may be satisfactory to Secured Party, which insurance shall by the terms of the policy provide that (x) in the event of loss or damage, if any, the proceeds thereof shall be payable to Secured Party, as the holder of a security interest, mortgage or other lien or interest in the personal or real property of Debtor insured under the policy as Secured Party's interest may appear; (y) the insurance, as to the interest of Secured Party, shall not be invalidated by any act or neglect of Debtor, its directors, officers, agents or employees, by any foreclosure, or other proceeding, or notice of sale relating to said property or any of it; by any change in the title or ownership of the property, or any of it; or by the occupation of the premises where the property, or any of it, is located for purposes more hazardous than are permitted by the policy; and (z) if the policy is cancelled, for whatever reason, the insurance shall continue in full force and effect for the benefit of Secured Party for not less than thirty (30) days after written notice of cancellation to Secured Party from the insurer which notice the insurer shall agree to give to Secured Party. Debtor shall cause the insurer to supply to Secured Party certificates, or other evidence of insurance satisfactory to Secured Party, indicating compliance with the foregoing, including evidence of continuation thereof no later than thirty (30) days prior to the expiration of any policy of insurance. Secured Party shall have the right to apply the proceeds of any such insurance in reduction of the Obligations, whether or not then due and payable, in such manner as Secured Party in its sole discretion may determine or to pay over, at such times and in such amounts, such proceeds or part thereof, as Secured Party in its sole discretion may determine, to Debtor for the purpose of replacing the Collateral affected by any loss relating thereto; and

                (ii) General public liability insurance against claims for personal injury, death or property damage in such amounts as are satisfactory to Secured Party and Workmen's Compensation insurance in statutory amounts with companies licensed to do business in the State of Connecticut;

           (d) Maintain and preserve the Collateral in good order and condition and not permit or suffer the Collateral to be wasted or destroyed;

           (e)  Furnish to Secured Party:

                (i) Within ninety (90) days after the end of each of Debtor's fiscal years following the date hereof, its review level financial statement including Debtor's balance sheet, statement of income, surplus reconciliation statement and statement of changes in financial position. Each such financial statement shall set forth in each case in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail, including all supporting schedules, comments and notes, shall be prepared by independent certified public accountants of recognized standing selected by Debtor and satisfactory to Secured Party, and shall be prepared in accordance with generally accepted accounting principles consistently applied from year to year, including the fiscal year preceding that for which such statement is being furnished;

                (ii) Simultaneously with the delivery of the financial statement required in (i) above, a written statement, addressed to Secured Party, by an authorized officer of Debtor indicating that the preparation of the review level financial statement has not revealed any default, whether or not cured at the time of such examination, in the performance of any obligation of Debtor under this Agreement, or any other agreement, instrument or document executed and delivered to Secured Party by Debtor pursuant to the terms of this Agreement, or disclosing all such defaults of which Debtor has obtained knowledge;

                (iii) Within thirty (30) days after the end of each calendar quarter following the date hereof, the unaudited balance sheet as at the end of such calendar quarter and the end of the corresponding calendar quarter of the preceding fiscal year, and a statement of income and surplus reconciliation statement of Debtor for the period between the end of the last fiscal year and the end of such calendar quarter and for the corresponding period of the preceding fiscal year, prepared by an independent certified public accountant of recognized standing selected by Debtor and satisfactory to Secured Party, and certified by the President or Treasurer of Debtor as presenting fairly the financial position of Debtor, the results of its operations and the changes in its financial position as at the end of each such calendar quarter, subject only to normal recurring year-end adjustments which will not, either singly or in the aggregate, have a material adverse effect on Debtor's financial condition;

                (iv) Concurrently with the delivery of any and all financial statements required by this Agreement, a certificate by the President or Treasurer of Debtor stating that to the best of his knowledge and belief all taxes, assessments and charges levied upon Debtor which have become due have been paid, or specifying any such taxes, assessments or charges which have not been paid and stating why they remain unpaid and that he has reviewed each and every obligation of Debtor hereunder, and under each and every other agreement, instrument and document executed and delivered to Secured Party by Debtor pursuant to the terms hereof, that Debtor is not in default in the performance of any such obligations, or specifying each default of which the signer has knowledge and setting forth what action has been taken to cure any such default;

                (v) On or before the tenth (10th) day of each month, a detailed written report, in form satisfactory to Secured Party, showing as of the end of the immediately preceding month, all the Accounts of Debtor, including the name and address of each account debtor and an aging of such Accounts, and, when requested by Secured Party, a copy of each and every invoice of Debtor giving rise to an Account; and, from time to time as required by Secured Party, such other reports or other information relating to the Accounts as Secured Party may request in writing;

                (vi) On or before the tenth (10th) day of each month, a detailed written report as of the end of the immediately preceding month, setting forth an aged listing of all accounts payable of Debtor, including the name of each person to whom the same are owed and, from time to time, as required by Secured Party, the addresses of each such person and such other reports or other information concerning the accounts payable of Debtor as Secured Party may request in writing;

                (vii) Promptly, upon Secured Party's request, a copy of each and every report required to be filed by it with the Internal Revenue Service or any other governmental unit with respect to income taxes, F.I.C.A., and other payroll taxes withheld from or required to be paid on account of its employees' pay and a copy of every depository receipt evidencing the deposit of the same;

                (viii) Promptly upon the issuance thereof, a copy of all orders issued by any Federal, state or municipal regulatory authority under any laws or regulations adopted thereby, which, if enforced, would have a material adverse effect upon the condition of Debtor, whether financial, operating, or otherwise, all reports or other materials filed with or issued by the Securities and Exchange Commission, and all reports, notices or statements sent to Debtor's stockholders by Debtor;

                (ix) Promptly upon the filing, issuance or receipt thereof, copies of (A) all annual reports with respect to all pension or other employee benefit plans (collectively referred to as the "Plans" and individually as the "Plan") of Debtor, subject to ERISA, filed by or on behalf of Debtor with the Secretary of Labor, the Internal Revenue Service, or the Pension Benefit Guaranty Corporation (the "PBGC") subject to ERISA, (B) all notices, reports, determinations or statements to or from the PBGC with respect to the occurrence of a reportable event, as determined in subsections (1), (2), (3), (4), (5), (6), (7), (8), or (9)
       of section 4043(b) of ERISA and regulations issued thereunder, (C) all reports submitted to Debtor and/or the Internal Revenue Service by any actuary with respect to any of the Plans, (D) all notices of Plan termination or requests for determination letters in connection therewith filed by Debtor, any Plan Administrator (as such terms are defined in ERISA) or trustee or custodian of any accounts of any Plan with the PBGC and/or Internal Revenue Service, and (E) all requests to waive the minimum funding standard or extension of amortization periods submitted to the Secretary of the Treasury;

                   (x) Promptly upon Secured Party's request therefor, such other information relating to Debtor and its affairs as Secured Party may from time to time request;

           (f) Maintain its properties in working order and good condition and make all needed and proper repairs, renewals, replacements, additions or improvements thereto and immediately notify Secured Party of any event causing a material loss or depreciation in the value of the Collateral and the amount of such loss or depreciation;

           (g) Allow Secured Party by or through any of its officers, agents, attorneys, or accountants designated by it, for the purpose of ascertaining whether or not each and every provision hereof and of any related agreement, instrument and document is being performed and for the purpose of examining the Collateral and the records relating thereto, and after notice to Debtor and without disruption of Debtor's business, to enter the offices and plants of Debtor to examine or inspect any of the properties, books and financial records of Debtor, to make copies of such books and records or extracts therefrom, and to discuss the affairs, finances and accounts of Debtor with Debtor all at such reasonable times and as often as Secured Party may reasonably request;

           (h) Defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein and, in the event Secured Party's security interest in the Collateral, or part thereof, would be impaired by an adverse decision, allow Secured Party to contest or defend any such claim or demand in Debtor's name and pay, upon demand, Secured

           (j) From time to time, at the request of Secured Party, execute, deliver and file one or more financing statements on Form UCC-1 and other agreements, instruments or documents, and do all other acts as Secured Party deems necessary or desirable to perfect fully its security interest in the Collateral and pay, upon demand, all reasonable expenses, including, but not limited to, attorneys' fees, incurred by Secured Party in connection therewith;

           (k) Keep complete and accurate books and records reflecting all facts concerning the Collateral, and pertaining to the Obligations and Debtor's covenants under this Agreement;

           (l) Comply with all laws, ordinances and rules and regulations applicable to Debtor of any Federal, state or local government or any instrumentality or agency thereof, including, but not limited to, ERISA, OSHA, and Federal, state and municipal laws, ordinances, rules and regulations concerning the environment except to the extent any such law, ordinance, rule or regulation, is being contested in good faith by appropriate proceedings provided that said contest or an adverse decision therein will not have a material adverse effect on the condition, financial, operating or otherwise, of Debtor;

           (m)  Maintain all deposit accounts with Secured Party; and

           (n) Promptly advise Secured Party of the happening of an Event of Default or the existence of a state of facts which by the passage of time, the giving of notice, or both, would constitute an Event of Default.

       8.  NEGATIVE COVENANTS.  Debtor covenants and agrees that, from the date
           ------------------
hereof until full payment of the Obligations, unless Secured Party shall otherwise consent in writing, Debtor shall not:

           (a) Sell, lease, mortgage, pledge or otherwise dispose of or encumber its Collateral or any of its other properties (other than the disposition of Inventory permitted by Paragraph 10 hereof and except for liens or encumbrances required or permitted hereby) except

(i) liens for taxes not delinquent; and (ii) attachments or other liens in connection with litigation provided the same are removed within forty-five (45) days;

           (b) Declare or pay any dividends or make any other distributions on any shares of its capital stock (other than dividends payable solely in such shares), or purchase, redeem, retire or otherwise acquire, directly or indirectly, any such shares;

           (c) Create or assume any obligations for money borrowed from any Person other than Secured Party;

           (d) Endorse, guaranty, or become surety for the obligations of any third Person, except for the endorsement of checks in the ordinary course of business;

           (e) Purchase or otherwise acquire any securities except obligations of the United States Government or certificates of deposit issued by a commercial bank having total assets of not less than Fifty Million and 00/100 Dollars ($50,000,000.00), and an office in the State of Connecticut, provided that the same are pledged to and deposited with Secured Party simultaneously with their purchase;

           (f) Enter into any transactions of any kind with any of its Affiliates;

           (g) Enter into any merger or consolidation, or sell all or substantially all of Debtor's assets, or liquidate, dissolve or otherwise terminate or alter Debtor's existence, form or method of conducting Debtor's business;

           (h) Change its corporate name, adopt any trade names, or conduct its business under any trade name or style other than as hereinabove set forth, or change its chief executive office, places of business or the present locations of the collateral or the records relating to the Collateral;

           (i) Acquire, form or dispose of any Subsidiaries or acquire all or substantially all of the assets of any other Person or any portion of the assets of any other Person which constitutes a division, product line or line of business; and

       9.  PAYMENTS BY SECURED PARTY.   At its option, Secured Party may pay for
           -------------------------
insurance on the Collateral and taxes, assessments or other charges which Debtor fails to pay in accordance with the provisions hereof, or of any related agreement, instrument or document, and may discharge any security interest in or lien upon the Collateral. No such payment or discharge of any such security interest or lien shall be deemed to constitute a waiver by Secured Party of the violation of any covenant by Debtor as a result of Debtor's failure to make any such payment or Debtor's suffering of any such security interest or lien. Any payment made or expense incurred by Secured Party pursuant to this or any other provision of this Agreement shall be added to and become a part of the Obligations of Debtor to Secured Party, shall bear interest at the rate per annum charged pursuant to Paragraph 5 hereof and shall be payable on demand.

       10. USE OF INVENTORY.   Until the happening of an Event of Default,
           ----------------
Debtor may use the Inventory in any lawful manner not inconsistent with this Agreement or with the terms or conditions of any policy of insurance thereon and may also sell, lease or consume the Inventory in the ordinary course of business. A sale in the ordinary course of business does not include a bulk transfer or a transfer as security for on in partial or total satisfaction of a debt.

       11. RIGHTS OF SECURED PARTY; NOTICES.  When the Obligations, or any of
           --------------------------------
them, become immediately due and payable, whether by reason of default or upon demand of Secured Party, Secured Party may, pursue any legal remedy available to it to collect the Obligations outstanding at said time, to enforce its rights hereunder, and to enforce any and all other rights or remedies available to it both under the Uniform Commercial Code and otherwise, including, but not limited to, the right to take possession of the Collateral and dispose of the same on Debtor's premises, all without judicial process, Debtor hereby waiving any right Debtor might otherwise have to require Secured Party to resort to judicial process and further waiving Debtor's right to notice and hearing under the Constitution of the United States or any state or under any Federal or state law, and no such action shall operate as a waiver of any other right or remedy of Secured Party under the terms hereof, any other agreement, instrument or document executed and delivered to Secured Party pursuant to the terms hereof, or the law, all rights and remedies of Secured Party being cumulative and not alternative. In addition, Secured Party may require Debtor to assemble the Collateral and make it available to Secured Party at a place to be designated by Secured Party which is reasonably convenient to both parties. In the event reasonable notice is required to be given by Secured Party to Debtor under the provisions of the Uniform Commercial Code of the General Statutes of Connecticut, such notice shall be deemed to have been given if mailed, postage prepaid, certified mail, return receipt requested, at least seven (7) days prior to the happening of the event for which such notice is being given, to Debtor at Debtor's address first hereinabove written. Any notice required to be given by Secured Party to Debtor or by Debtor to Secured Party, pursuant to the terms hereof, shall be deemed to have been given (except as otherwise specifically provided in this Agreement) upon mailing the same, postage prepaid, certified mail, return receipt requested, to Debtor or Secured Party, as the case may be, at its address first hereinabove written. Either of the parties hereto may notify the other that any such notice shall be given to such other address as such party may so instruct by written notice similarly given.

       12. COLLECTION OF ACCOUNTS.  Debtor shall, when requested by Secured
           ----------------------
Party and after the happening of an Event of Default:

           (a) Assign or endorse the Accounts to Secured Party, and notify account debtors that the Accounts have been assigned and should be paid directly to Secured Party;

           (b) Turn over to Secured Party all Inventory returned in connection with any of the Accounts;

           (c) Mark or stamp each of its individual ledger sheets or cards pertaining to its Accounts with the legend "Assigned to PEOPLE'S BANK:" and stamp or otherwise mark and keep its books, records, documents and instruments relating to the Accounts in such manner as Secured Party may require;

           (d) Mark or stamp all invoices with a legend satisfactory to Secured Party so as to indicate that the same should be paid directly to Secured Party.

           Notwithstanding the foregoing, Secured Party shall have the right, at any time, whether before or after the happening of an Event of Default, to itself so notify such account debtors to make such payments of the Accounts directly to Secured Party and Secured Party shall have the further right to notify the post office authorities to change the address for delivery of mail of Debtor to an address designated by Secured Party and to receive, open and dispose of all mail addressed to Debtor.

           For the purposes of this Paragraph 12, Debtor hereby irrevocably constitutes Secured Party as Debtor's attorney-in-fact to issue in the name and execute or endorse on behalf of Debtor each and every notice, instrument and document necessary to carry out the purposes of the provisions of this Paragraph 12, and to take such action in connection with the collection of the Accounts, including, but not limited to, suing thereon, compromising or adjusting the same, as Secured Party, in its sole discretion, deems necessary. The power of attorney granted hereby shall be self-executing, but Debtor shall promptly execute and deliver to Secured Party, upon written request of Secured Party such additional separate powers of attorney, as Secured Party may from time to time reasonably request.

       13. DEFAULT PROVISIONS.
           ------------------
           (a) The Term Loan Note, the Line of Credit Note and the Revolver/Term Note shall forthwith become due and payable, without presentment, protest, demand or notice of any kind, if Debtor becomes insolvent (including in said term an inability to pay its debts as they mature) or bankrupt, or makes an assignment for the benefit of its creditors, or consents to the appointment of a trustee or receiver of all or a substantial part of its properties or such appointment is made without its consent, of if bankruptcy, reorganization, arrangement, receivership or liquidation proceedings are instituted by or against Debtor;

           (b) Secured Party may at its option declare the Term Loan Note, the Line of Credit Note and the Revolver/Term Note due and payable whereupon the same shall become due and payable forthwith, without presentment, protest, demand or notice of any kind in any of the following cases:

                (i) If any payment of principal or interest or any other payment required by the terms hereof or by the Term Loan Note, the Line of Credit Note, the Revolver/Term Note, or by any other instrument, agreement or document executed and delivered to Secured Party pursuant to terms hereof shall not be fully paid when demand (to the extent the same is payable on demand) is made for the payment of the same or within ten (10) days after the same shall fall due if payable other than on demand;

                (ii) If any payment of principal or interest or any other payment required by any of the obligations of Debtor for money borrowed by it from any third Person shall not be fully paid when demand is made for the payment of the same (to the extent payable on demand) or when the same shall fall due, or if any of said obligations shall become or be declared in default;

                (iii) If any warranty or representation by Debtor contained herein or in any related agreement, instrument or document, or in any statement furnished by Debtor to Secured Party proves incorrect in any respect;

                (iv) If default exists in the due observance of any of the covenants or agreements of Debtor set forth in this Agreement, or in any other agreement, instrument or document executed and delivered to Secured Party pursuant to the terms of this Agreement;

                (v) If a judgment is entered against Debtor and remains unsatisfied for a period of (30) days.

       14. CONDITIONS PRECEDENT TO MAKING LOAN.
           -----------------------------------

           (a) On or prior to the first borrowing hereunder, Secured Party shall have actually received from the party or parties designated below in form and content satisfactory to Secured Party:

                (i) A currently dated certified copy of the resolutions of the Board of Directors of Debtor authorizing Edward G. Caputo, the President of Debtor to execute and deliver this Agreement and all other agreements, instruments and documents required to be executed and delivered by it to Secured Party by the terms hereof;

                (ii) The Term Loan Note, the Line of Credit Note, and the Revolver/Term Note, each executed by Debtor;

                (iii)  A Guaranty Agreement executed by Guarantor;

                (iv)   Reimbursement of all of Secured Party's expenses;

                (v) A certificate or other proof of insurance satisfactory to Secured Party evidencing compliance with the provisions of subparagraph 6 of Paragraph 7 of this Agreement;

                (vi) A certificate of the Secretary of Debtor which shall certify the names of its officers authorized to sign and deliver to Secured Party requests for advances, together with the true signature of each such officer. Secured Party may conclusively rely on such certificate until it shall receive a further certificate of such Secretary canceling or amending the prior certificate and submitting the name and signature of each officer named in such further certificate as being authorized to so sign and deliver such requests on behalf of Debtor;

                (vii) Such financing statements executed by Debtor as Secured Party requests;

                (viii) A waiver executed by Debtor and Guarantor with respect to any rights under Federal or state law which it or they might otherwise have to any hearing prior to the exercise by Secured Party of its rights against it, any of them, or their respective properties;

                (ix) An Agreement by each director, officer, and shareholder of Debtor subordinating Debtor's indebtedness to them, whether now existing or hereafter arising, to the repayment of the Obligations;

                (x)    A mortgage deed to the real property described in
Exhibit L annexed hereto and made a part hereof, subject only to the liens and
---------
encumbrances shown on said Exhibit L, together with a Title Insurance Policy in
                           ---------
the amount of One Hundred Thousand and 00/100 Dollars ($100,000.00) showing such mortgage to be a valid lien on such real property subject only to such liens and encumbrances;

           (xi) A Real Estate Consent from the owner and mortgages of the real property where Debtor leases of office space, with respect to Secured Party's rights in the Collateral and to maintain the Collateral on such real property after default, if at all, by Secured Party;

           (xii)   Notification letters to Account Debtors:

           (xiii) An opinion letter addressed to Secured Party from counsel satisfactory to Secured Party stating that:

                   (A) Debtor is a corporation duly organized and existing, with perpetual corporate existence, and in good standing under the laws of the State of Connecticut, has the corporate power to own its properties, to carry on the business in which it is engaged and is in good standing in each state or other jurisdiction in which the conduct of its business or the ownership or lease of its properties requires qualification, licensing or registration.

                   (B) The authorized Capital Stock of Debtor consists of five thousand (5,000) shares of common stock, without par value, of which all shares are duly authorized, validly issued and outstanding, fully paid and non-assessable, and subject to no pre-emptive rights.

                   (C) The execution and delivery of this Agreement, and each and every other agreement, instrument and document required to be executed and delivered to Secured Party by Debtor and Guarantor pursuant to the terms hereof have been duly authorized, are valid, legal and binding upon Debtor and enforceable in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, moratorium and other laws affecting the rights of creditors and third parties generally, and further subject to the fact that Secured Party may not be entitled to specific performance of some of the provisions in the Loan and Security Agreement or such other agreements, documents or instruments.

                   (D) The execution and delivery of this Agreement, and each and every other agreement, instrument or document required to be executed and delivered to Secured Party by Debtor and Guarantor pursuant to the terms hereof, the consummation of the transactions herein and therein contemplated, the fulfillment of or compliance with the terms and provisions hereof and thereof, are within the corporate powers of Debtor and Guarantor, are not in contravention on any provisions of its Certificate of Incorporation or any amendments thereto, or of its by-laws, and will not conflict with or result in a breach of any of the terms, conditions or provisions of any agreement, instrument or other understanding to which Debtor or Guarantor is a party or by which Debtor or Guarantor is bound, or constitute a default thereunder, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of its properties or assets pursuant to the terms of any such agreement, instrument or understanding; do not violate any Federal, state or local statutes, ordinances, rules or regulations, and do not require the consent or approval of any governmental body, agency or authority.

              (E) There is no judgment, decree or order outstanding or litigation or governmental proceeding or investigation pending, or to the knowledge of such counsel threatened against Debtor or Guarantor which might materially and adversely affect Debtor's or Guarantor's position, financial, operating or otherwise; Debtor and Guarantor has filed all tax returns and reports required to be filed with the United States Government and with all other state and local governments requiring the same to be filed and has paid in full or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due on or in respect of such tax returns and reports.

              (F) The shareholders, referred to in subparagraph (xi) of this Paragraph 14, and each of them, has full legal capacity to pledge the shares of stock of Debtor being pledged by each of them to Secured Party and upon the pledge of such shares Secured Party shall have a valid first security interest therein free and clear of any other lien, claim or encumbrance.

              (G) Secured Party shall have, upon the execution and delivery of this Agreement and the financing statements referred to in subparagraph
       (vii) of this Paragraph 14 and the filing of such financing statement of Debtor in the offices of Secretary of State of Connecticut, Secretary of State of Massachusetts, Town Clerk of Stamford, Connecticut and Town Clerk of Natick, Massachusetts, a valid perfected first security interest in the Collateral subject only to liens and encumbrances referred to in Exhibit C herein.
                      ---------

       (b)    At the time of each borrowing hereunder:

              (i) The representations and warranties set forth in Paragraph 3 of this Agreement shall be true and correct on and as of such time to the same effect as though such representations and warranties had been made on and as of such time;

              (ii) Debtor shall be in compliance with all the terms and provisions set forth in this Agreement and in any other agreement, instrument or document required or contemplated to be executed and delivered by it pursuant to the terms hereof and no Event of Default shall be in existence at such time; and

              (iii) Debtor shall have actually made a request for such borrowing by written or telefax notice as provided herein or shall have actually delivered to Secured Party a written request for advance. Any such request for a Loan shall constitute an affirmation by Debtor as to the matters set forth in
(i) and (ii) above.

      15.  SET-OFF.  Debtor hereby grants to Secured Party a lien on and a right
           -------
of set-off against all monies, deposits and securities and the proceeds thereof, now or hereafter held or received by, or in transit to, Secured Party from or for Debtor, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all deposits (general or special), balances, sums and credits with all claims of Debtor against Secured Party at any time existing. Secured Party may at any time apply the same or any part thereof to the Obligations, or any part thereof, whether or not matured at the time of such application.

      16.  GENERAL PROVISIONS.
           -------------------
           (a) No delay or failure of Secured Party in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise preclude any further exercise thereof or the exercise of any other rights, powers or privileges;

           (b) This Agreement, the security interest hereby granted to Secured Party by Debtor and every representation, warranty, covenant, promise and other term herein contained shall survive until the Obligations have been paid in full;

           (c) This Agreement is an integrated document and all terms and provisions are embodied herein and shall not be varied by parol;

           (d) This Agreement is made, executed and delivered in the State of Connecticut, and it is the specific desire and intention of the parties that it shall in all respects be construed under the laws of the State of Connecticut;

           (e) The captions for the paragraphs contained in this Agreement have been inserted for convenience only and form no part of this Agreement and shall not be deemed to affect the meaning or construction of any of the covenants, agreements, conditions or terms hereof;

           (f) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that Debtor shall not assign, voluntarily, by operation of law or otherwise, any of its rights hereunder without the prior written consent of Secured Party and any such attempted assignment without such consent shall be null and void.

      IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals, and to a duplicate instrument of the same tenor at Hartford, Connecticut, the day and year first above written.

SIGNED, SEALED, AND DELIVERED
IN THE PRESENCE OF:                           COMMAND SYSTEMS INCORPORATED



/s/                                           By: /s/ Edward G. Caputo
-----------------------------------              -------------------------------
                                                        Edward G. Caputo
                                                        Its President

/s/
-----------------------------------


                                                (signatures continued next page)

                                PEOPLE'S BANK



/s/                                  By: /s/ Domenic A. Cessario
------------------------------          --------------------------------
                                         Domenic A. Cessario
                                         Its Commercial Banking Officer

/s/
------------------------------


STATE OF CONNECTICUT       )
                           )  ss. Hartford
COUNTY OF HARTFORD         )

     On this 30th day of November, 1993, personally appeared Edward G. Caputo, as President of COMMAND SYSTEMS INCORPORATED, signer and sealer of the foregoing instrument, and acknowledged the same to be his free act and deed and the free act and deed of said corporation, before me.



                                        /s/
                                        ----------------------------------
                                        Commissioner of the Superior Court



STATE OF CONNECTICUT       )
                           )  ss. Hartford
COUNTY OF HARTFORD         )

     On this 30th day of November, 1993, personally appeared Domenic A. Cessario, as Commercial Banking Officer of PEOPLE'S BANK, signer and sealer of the foregoing instrument, and acknowledged the same to be his free act and deed and the free act and deed of said corporation, before me.



                                        /s/
                                        ----------------------------------
                                        Commissioner of the Superior Court